EXHIBIT 3.14

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

VIRAGEN, INC.

Viragen, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The amendment to the Corporation’s Certification of Incorporation as set forth in the following resolution approved by the Corporation’s Board of Directors and stockholders was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

RESOLVED, that the Board of Directors hereby authorizes an amendment to the Corporation’s Certificate of Incorporation to increase the Corporation’s authorized common capital stock from 250,000,000 shares of Common Stock, $.01 par value, to 500,000,000 shares of Common Stock, $.01 par value.

RESOLVED, that Article FOURTH of the Certificate of Incorporation, as amended, of the Corporation, be amended in its entirety to read as follows:

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 501,000,000 of which 1,000,000 shares shall be Preferred Stock, $1.00 par value, and 500,000,000 shares shall be Common Stock, $.01 par value. The Preferred Stock shall be issued from time to time in one or more series with such distinctive serial designations and (a) may have such voting powers, full or limited, or may be without voting power; (b) may be subject to redemption at such time or times and at such prices, as determined; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of the Corporation; (e) may be convertible into, or exchangeable for, shares of any other class or of any other series of the same or any other class or series of stock of the Corporation, at such price of prices or at such rates of exchange and with such adjustments, as determined; and (f) shall have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, all as shall hereinafter be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock from time to time adopted by the Board of Directors, pursuant to authority so to do which is hereby expressly vested in the Board of Directors.

Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on all matters on which holders of shares of Common Stock are entitled to vote.

IN WITNESS WHEREOF, Viragen, Inc. has caused this Certificate of Amendment to the Certification of Incorporation to be signed by Dennis W. Healey, Executive Vice President and Secretary, and the seal of the Corporation has been duly affixed hereto, this 25th day of January 2007.

VIRAGEN, INC.

By:	/s/ Dennis W. Healey
Dennis W. Healey
Executive Vice President and Secretary